EXHIBIT 99.1

Contacts:
Investors:	Media:
URS Corporation	Sard Verbinnen & Co
H. Thomas Hicks	Hugh Burns/Jamie Tully/Jane Simmons
Vice President & Chief Financial Officer	(212) 687-8080
(415) 774-2700

URS ANNOUNCES AGREEMENT FOR THE SALE
OF GERMAN MINING AND POWER BUSINESS

SAN FRANCISCO, CA – February 25, 2009 – URS Corporation (NYSE:URS) today announced that, together with NRG Energy, Inc., the Company has signed a definitive agreement for the sale of German mining and power business, MIBRAG, to a joint venture comprised of CEZ, a.s. and J&T Finance Group, a.s.  CEZ is the largest electricity producer in the Czech Republic and holds a leading position in the Central European electricity market.  J&T, which also is based in the Czech Republic, is a leading European private firm active in the energy sector.  URS and NRG are each 50% owners of MIBRAG.

The transaction, which is expected to close in the second quarter of 2009, is subject to customary closing conditions, including European Union regulatory approvals.

MIBRAG is an integrated lignite mining and power operation located approximately 25 miles south of the eastern German city of Leipzig.  MIBRAG is comprised of two open-cast lignite mines and three coal-fired combined heat and power plants.  The three plants are supplied with lignite from the mines and provide the power for mining operations.  Surplus power is sold to external customers.  The mines also supply lignite to other major power plants owned by third parties.

URS acquired its ownership position in MIBRAG with its acquisition of Washington Group International, Inc. in November 2007.  URS explored the sale of MIBRAG because its operations are outside of URS’ strategic focus on professional engineering, construction and technical services.

i

URS Corporation (NYSE: URS) is a leading provider of engineering, construction and technical services for public agencies and private sector companies around the world.  The Company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; and decommissioning and closure services.  URS provides services for power, infrastructure, industrial and commercial, and federal projects and programs.  Headquartered in San Francisco, the Company operates through three divisions: the URS Division, the EG&G Division and the Washington Division.  URS Corporation has more than 50,000 employees in a network of offices in more than 30 countries (www.urscorp.com).

Forward-Looking Statements
Statements contained in this release that are not historical facts may constitute forward-looking statements, including statements relating to the timing of the close of the MIBRAG transaction, the satisfaction of the sale conditions and other future business, economic and industry conditions.  The Company believes that its expectations are reasonable and are based on reasonable assumptions.  However, such forward-looking statements by their nature involve risks and uncertainties.  We caution that a variety of factors could cause the Company’s actual results to differ materially from those expressed or implied in the Company’s forward-looking statements.  These factors include, but are not limited to:  uncertainties as to the timing of the sale and satisfaction of closing conditions, including regulatory approvals and other closing conditions; an economic downturn; restrictive covenants in the Company’s 2007 Credit Facility; the Company’s dependence on partners, subcontractors and suppliers; environmental risks; the possibility of liabilities for future litigation; risks associated with international operations; the possibility that the financial condition of the buyers could be adversely affected prior to the closing; terrorist and natural disaster risks; the Company’s relationships with its labor unions and other factors discussed more fully in the Company's Form 10-Q for the quarter ended September 26, 2008, as well as in other reports filed from time to time with the Securities and Exchange Commission.  The Company assumes no obligation to revise or update any forward-looking statements.

# # #

ii